UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2012

AMERICAN RESTAURANT CONCEPTS, INC.
 (Exact Name of Registrant as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation)	000-54226 (Commission File Number)	59-3649554 (IRS Employer Identification No.)

12763 Clear Springs Drive Jacksonville, Florida (Address of Principal Executive Offices)	32225 (Zip Code)

Registrant’s telephone number, including area code:  (904) 741-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.01	Changes in Control of Registrant.

On November 2, 2012, Michael Rosenberger, the Chief Executive Officer, Chief Financial Officer, Secretary and sole member of the board of directors (the “Board”) of American Restaurant Concepts, Inc. (the “Company”), entered into a Securities Purchase Agreement (the “Agreement”) with William D. Leopold II pursuant to which Mr. Rosenberger sold 15,530,000 shares (“Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), in exchange for: (i) $500,000, (ii) an undertaking by Mr. Leopold to pay off in full by January 31, 2013 the remaining balance of principal and accrued interest due and payable under that certain Loan Agreement (together with all amendments and addendums thereto) dated October 30, 2008, by and between Bank of America, N.A. and the Company, and (ii) an undertaking by Mr. Leopold to pay off in full by January 31, 2013, certain other debts of the Company (the “Transaction”).  Mr. Leopold agreed to pay for the Shares in cash out of his own personal cash resources.

On November 2, 2012, the Shares represented approximately 41.2% of the outstanding shares of Common Stock.  As a result, the sale of the Shares by Mr. Rosenberger to Mr. Leopold could be deemed to have resulted in a change in control of the Company on the date the Transaction closed.

In addition, pursuant to the terms of the Agreement, beginning on June 2, 2013, Mr. Leopold has the right to request that Mr. Rosenberger resign from all officer and director positions that he holds with the Company.  No individuals are designated in the Agreement to fill these vacancies, and no individuals have yet been designated by Mr. Leopold to fill these vacancies, if and when they occur.  In the event Mr. Leopold requests that Mr. Rosenberger resign from all officer and director positions with the Company and appoints other individuals to fill those vacancies, a change in control of the Company will occur.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2012, the Board appointed Fred Alexander to serve as a director of the Company.  The appointment of Mr. Alexander to the Board was made by the Board at the recommendation of Mr. Leopold and was agreed to by Mr. Rosenberger in that certain Acknowledgement of Closing, dated November 2, 2012, executed by Mr. Rosenberger and Mr. Leopold in connection with the closing of the Transaction.

Fred D. Alexander has served as the Vice President of Business Development for Blue Victory Holdings, Inc., a private equity firm that is focused primarily on the development and management of branded assets, since July 2010, where he was responsible for the identification, acquisition and financing of branded restaurants.  He also serves as the Managing Member and Director of Business Development for Quantum Leap, LLC, a real estate company that he founded in July 2007 that acquires, develops, and manages underperforming properties and other assets.  Mr. Alexander serves as the General Partner of Southern Real Estate, LLP, a real estate company that he founded in August 2002 that acquires, rehabilitates and markets low-income apartment properties, and as the Managing Member and Director of Operations for American Phoenix, LLC, a real estate company that he founded in December 2003 that acquires, developments and markets high-end real estate assets, including apartment buildings, condominiums and shopping centers.  Mr. Alexander obtained his college degree at the University of Louisiana, at Lafayette, and has been a licensed real estate broker since 1972.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RESTAURANT CONCEPTS, INC.

Dated: November 8, 2012	/s/ Michael Rosenberger
Michael Rosenberger
President and Chief Executive Officer